Exhibit 10.19

July 21, 2005

Affiliated Holdings, Inc.
1117 Herkimer Street, Suite 110
Houston, Texas 77008

Re:   Clemens Dome Prospect Letter Agreement
      Brazoria County, Texas

Dear Mr. Chase:

    When executed, this letter will represent an agreement by and between Jordan Oil Company, Inc. (“Jordan”) and Affiliated Holdings, Inc. (Affiliated), a wholly-owned subsidiary of Unicorp, Inc. and set forth the terms and conditions under which Affiliated agrees to participate in the Clemens Dome Prospect, Brazoria County, Texas, (“Prospect”) being the area within the bold outline shown on the map attached hereto as Exhibit “A”. The following are the terms covering the Prospect area, to-wit:

a)	Jordan agrees to assign to Affiliated an undivided fifteen percent (15%) interest in and to all oil and gas interests within the Prospect area, subject to the following reservations:

1)
Jordan hereby reserves an overriding royalty interest (“ORRI”) equal to the difference between existing lease burdens and twenty-six percent (26.5%) for all leases acquired within the Prospect AMI. Jordan has leased approximately 1204 Gross Acres and 890.45 net acres in the project to date. Jordan has not yet consummated the leases covering approximately 400 net acres in the project but has an ongoing effort to complete same. Unicorp agrees to pay its proportionate share of the acquisition of these leases and/or rentals which become due and the associated brokerage cost to acquire the balance of these leases when acquired by Jordan. Jordan will exercise its best efforts in delivering seventy three and one half percent net revenue leases; however, in no event shall Jordan’s ORRI in any lease be less than three percent (3%). Should any lease cover less than a one-hundred percent (100%) mineral interest, then the ORRI shall be proportionally reduced.

2)
Affiliated shall bear its fifteen percent (15%) share of all actual land and geological costs. These costs are estimated to be $565,000 to date; therefore, Affiliated’s share would be $84,750.00. Affiliated will forward said payment to Jordan within 5 days of signing this letter agreement. Should the actual land, geological and geophysical costs exceed $565,000.00, Jordan will bill Affiliated for its additional share of these costs and Affiliated will remit payment to Jordan within 30 days.

3)
Affiliated shall bear eighteen and 75/100 percent (18.75%) of the cost associated with drilling the first well on the Prospect to casing point. However; should the initial well’s actual cost exceed the cost shown on the final approved AFE, then Affiliated shall bear eighteen and 75/100 percent (18.75%) of the actual drilling costs that are in excess of the approved AFE Cost before casing point and shall bear fifteen percent (15%) of all costs associated with the initial test well after casing point election and fifteen percent (15%) of all other costs associated with the Prospect, pursuant to the terms of a 1989 AAPL Model Form Operating Agreement, attached hereto as Exhibit “B”. Jordan will bill Affiliated for its prorata share of the AFE, thirty days in advance of operations commencing on any well drilled within the AMI and Affiliated shall remit said amount to Jordan within seven (7) days of receiving said bill.

4)	Jordan will be designated as Operator. The final drilling location, depths and objective formations, drilling prognosis and associated AFE will be presented to the parties.
5)
Jordan and Affiliated agree that they will execute a 1989 Form Joint Operating Agreement (“JOA”) substantially in the form attached hereto as Exhibit “B” with an AMI covering the area of interest and delineated by a plat attached to the Confidentiality Agreement attached as Exhibit “B”.

6)	Neither Jordan nor Affiliated shall sell, transfer, or assign any of its interest without the prior written consent of the other party, which will not be unreasonably withheld.

Should this Letter Agreement accurately reflect our understanding, please so indicate by signing, dating and returning to my attention one original hereof at your earliest convenience. This Letter Agreement shall be null, void and have no further effect unless accepted by Affiliated and returned to Jordan via mail and/or facsimile on or before 4:00 p.m. Central Time on Friday, July 22, 2005.

Very truly yours,

Dennis D. Fruge’
Senior Landman

Attachment

AGREED TO AND ACCEPTED this   day of July, 2005.

Affiliated Holdings, Inc.

By:

Name: Carl A. Chase _____________

Title: Executive VP and CFO